SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No. ___)
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PVF CAPITAL CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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January 3, 2008
Dear Stockholder:
     We invite you to attend the Annual Meeting of Stockholders of PVF Capital Corp. (the “Company”) to be held at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio on Tuesday, February 5, 2008 at 10:00 a.m., local time.
     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company as well as representatives of Crowe Chizek and Company LLC, the Company’s independent auditors, will be present to respond to any questions the stockholders may have.
     ON BEHALF OF THE BOARD OF DIRECTORS, WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS SOON AS POSSIBLE EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING. Your vote is important, regardless of the number of shares you own. This will not prevent you from voting in person but will assure that your vote is counted if you are unable to attend the meeting.
Sincerely,
C. Keith Swaney
President

PVF CAPITAL CORP.
30000 AURORA ROAD
SOLON, OHIO 44139
(440) 248-7171
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on February 5, 2008
     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders (the “Meeting”) of PVF Capital Corp. (the “Company”) will be held at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio at 10:00 a.m., local time, on Tuesday, February 5, 2008.
     A Proxy Card and a Proxy Statement for the Meeting are enclosed.
     The Meeting is for the following purposes:
1.	To elect four (4) directors of the Company for two-year terms;

2.	To approve amendments to the Company’s First Amended and Restated Code of Regulations to authorize the issuance of uncertificated shares;

3.	To ratify the appointment of Crowe Chizek and Company LLC as independent certified public accountants of the Company for the fiscal year ending June 30, 2008;

4.	To act on a stockholder proposal, if presented at the Meeting, recommending that the Board of Directors take action to declassify the Company’s Board of Directors; and

5.	To transact such other matters as may properly come before the Meeting or any adjournments thereof.
     The Board of Directors is not aware of any other business to come before the Meeting.
     Any action may be taken on any one of the foregoing proposals at the Meeting on the date specified above or on any date or dates to which, by original or later adjournment, the Meeting may be adjourned. Stockholders of record at the close of business on December 26, 2007, are the stockholders entitled to vote at the Meeting and any adjournments thereof.
     You are requested to fill in and sign the enclosed form of proxy which is solicited by the Board of Directors and to mail it promptly in the enclosed envelope. The proxy will not be used if you attend and vote at the Meeting in person.
BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey N. Male
Secretary
Solon, Ohio
January 3, 2008
IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO INSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

TABLE OF CONTENTS

ANNUAL MEETING OF STOCKHOLDERS
GENERAL
VOTING AND REVOCABILITY OF PROXIES
PARTICIPANTS IN THE PARK VIEW FEDERAL SAVINGS BANK 401(k) PLAN
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
PROPOSAL I — ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
DIRECTOR COMPENSATION
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
EXECUTIVE COMPENSATION
OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS
AUDIT COMMITTEE REPORT
PROPOSAL II — APPROVE AMENDMENTS TO THE COMPANY’S FIRST AMENDED AND RESTATED CODE OF REGULATIONS TO AUTHORIZE THE ISSUANCE
PROPOSAL III — RATIFICATION OF APPOINTMENT OF AUDITORS
INDEPENDENT AUDITORS
PROPOSAL IV — STOCKHOLDER PROPOSAL TO DECLASSIFY BOARD OF DIRECTORS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
MISCELLANEOUS
STOCKHOLDER PROPOSALS
ANNUAL REPORT ON FORM 10-K
PROXY STATEMENT
OF
PVF CAPITAL CORP.
30000 AURORA ROAD
SOLON, OHIO 44139
ANNUAL MEETING OF STOCKHOLDERS
February 5, 2008
GENERAL
     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of PVF Capital Corp. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Meeting”) which will be held at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio at 10:00 a.m., local time, on Tuesday, February 5, 2008. The accompanying notice of meeting and this Proxy Statement are being first mailed to stockholders on or about January 3, 2008.
VOTING AND REVOCABILITY OF PROXIES
     Proxies solicited by the Board of Directors of the Company will be voted in accordance with the directions given therein. Where no instructions are given, properly executed proxies which have not been revoked will be voted as follows: “FOR” all of the nominees for director; “FOR” the approval of amendments to the Company’s First Amended and Restated Code of Regulations; “FOR” the ratification of the selection of Crowe Chizek and Company LLC as independent certified public accountants of the Company for the fiscal year ending June 30, 2008; and “AGAINST” the shareholder proposal recommending the Company’s Board of Directors take action to declassify the Company’s Board. The proxy confers discretionary authority on the persons named therein to vote with respect to the election of any person as a director where the nominee is unable to serve or for good cause will not serve, and with respect to matters incident to the conduct of the Meeting. If any other business is presented at the Meeting, proxies will be voted by those named therein in accordance with the determination of a majority of the Board of Directors. Proxies marked as abstentions will not be counted as votes cast. In addition, shares held in street name which have been designated by brokers on proxy cards as not voted (“broker no votes”) will not be counted as votes cast. Proxies marked as abstentions or as broker no votes, however, will be treated as shares present for purposes of determining whether a quorum is present.
     Stockholders who execute the form of proxy enclosed herewith retain the right to revoke such proxies at any time prior to exercise. Unless so revoked, the shares represented by properly executed proxies will be voted at the Meeting and all adjournments thereof. Proxies may be revoked at any time prior to exercise by written notice to the Secretary of the Company at the address above or by filing of a properly executed, later dated proxy. A proxy will not be voted if a stockholder attends the Meeting and votes in person. The presence of a stockholder at the Meeting in itself will not revoke such stockholder’s proxy.
PARTICIPANTS IN THE PARK VIEW FEDERAL SAVINGS BANK 401(k) PLAN
     If you participate in the Park View Federal Savings Bank 401(k) Plan and invest in the PVF Capital Corp. Stock Fund you will receive a vote authorization card that reflects the shares of PVF Capital Corp. common stock credited to your account in the 401(k) Plan as of the Meeting record date. You may direct the 401(k) Plan Trustee how to vote the shares of PVF Capital Corp. common stock credited to your account. The Trustee will vote all shares for which it does not receive timely instructions from participants as directed by the Company. The deadline for returning your voting instructions to the 401(k) Plan Trustee is February 1, 2008.
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
     The securities which can be voted at the Meeting consist of shares of the Company’s common stock, $.01 par value per share (the “Common Stock”). Stockholders of record as of the close of business on December 26, 2007 (the “Record Date”) are entitled to one vote for each share of Common Stock then held on all matters. As of the Record Date,              shares of the Common Stock were issued and outstanding. The presence, in person or by proxy, of at least a majority of the total number of shares of Common Stock outstanding and entitled to vote will be necessary to constitute a quorum at the Meeting.
     Persons and groups beneficially owning in excess of 5% of the Common Stock are required to file certain reports with respect to such ownership pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The following table sets forth, as of December 11, 2007, certain information as to the Common Stock beneficially owned by the only persons known to the Company to beneficially own more than 5% of the Common Stock, by each of the Company’s directors, by the non-director executive officer of the Company named in the Summary Compensation Table set forth under the caption “Proposal I — Election of Directors — Executive Compensation — Summary Compensation Table,” and by all executive officers and directors of the Company as a group. All executive officers and directors of the Company have the Company’s address.

			Percent of Shares
Name and Address	Amount and Nature of		of Common Stock
of Beneficial Owner	Beneficial Ownership (1)		Outstanding
Persons Owning Greater Than 5%:

John R. Male	656,389	(2)	8.43%
30000 Aurora Road Solon, Ohio 44139

Jeffrey L. Gendell	605,023	(3)	7.78
Tontine Financial Partners, L.P. Tontine Management, L.L.C. Tontine Overseas Associates, L.L.C. 55 Railroad Avenue, 3rd Floor Greenwich, Connecticut 06830

Richard A. Barone	417,595	(4)	5.37
Ancora Capital, Inc. Ancora Securities, Inc. Ancora Advisors, LLC One Chagrin Highlands 2000 Auburn Drive, Suite 300 Cleveland, Ohio 44122

Steven A. Calabrese	607,449	(5)	7.81
Richard M. Osborne AMG Investments No. 2, LLC CCAG Limited Partnership Steven A. Calabrese Profit Sharing Trust 8500 Station Street, Suite 113 Mentor, Ohio 44060

			Percent of Shares
Name and Address	Amount and Nature of		of Common Stock
of Beneficial Owner	Beneficial Ownership (1)		Outstanding
Directors:

John R. Male	657,538	(2)	8.45%
Robert K. Healey	58,098	(6)	*
Gerald A. Fallon	16,296		*
Raymond J. Negrelli	29,296		*
Stuart D. Neidus	61,148	(7)	*
Stanley T. Jaros	31,316		*
C. Keith Swaney	241,695	(8)	3.11
Ronald D. Holman, II	14,360		*

Executive Officer:

Jeffrey N. Male	294,411	(9)	3.79
All Executive Officers and Directors	1,404,158		18.0%
as a Group (9 persons)

*	Less than 1%.

(1)	In accordance with Rule 13d-3 under the Exchange Act, a person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has or shares voting or investment power with respect to such Common Stock or has a right to acquire beneficial ownership at any time within 60 days from December 11, 2007. As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to the listed shares. The amounts shown include 14,098, 17,191, 16,296, 14,296, 24,620, 20,620, 41,414, 14,360, 9,332 and 172,227 shares that Directors John R. Male, Robert K. Healey, Gerald A. Fallon, Raymond J. Negrelli, Stuart D. Neidus, Stanley T. Jaros, C. Keith Swaney and Ronald D. Holman, II, Mr. Jeffrey N. Male and all executive officers and directors as a group, respectively, have the right to acquire pursuant to options exercisable within 60 days of December 11, 2007.

(2)	Includes 36,218 shares held by the Bank’s 401(k) Plan, as to which shares Mr. John R. Male has sole voting and shared investment power. Also includes 409,341 shares held by trusts of which Mr. John R. Male serves as trustee and as such has sole voting and investment power over such shares. The amount shown includes 119,323 shares owned by a family limited partnership; Mr. Male is the sole general partner of the family limited partnership and in such capacity has sole voting and dispositive power over such shares. Mr. Male has a pecuniary interest in 24.75% of the shares owned by the family limited partnership.

(3)	According to their statement on Schedule 13G, as amended, filed on February 13, 2007, Jeffrey L. Gendell shares voting and dispositive power over the listed shares, Tontine Financial Partners, L.P. and Tontine Management, L.L.C. share voting and dispositive power with respect to 551,316 shares and Tontine Overseas Associates, L.L.C. shares voting and dispositive power with respect to 53,707 shares.

(4)	According to their Amendment No. 3 to Schedule 13D, filed on September 24, 2007, Ancora Securities, Inc. has sole voting and dispositive power with respect to 10,103 shares and shared dispositive power with respect to 343,111 shares, Ancora Advisors, LLC has sole voting and dispositive power with respect to 64,381 shares, and Richard A. Barone does not have or share voting or dispositive power with respect to any shares.

(5)	According to their Amendment No. 2 to Schedule 13D, filed on December 10, 2007, Mr. Calabrese has sole voting and dispositive power with respect to 94,904 shares and shared voting and dispositive power with respect to 512,545 shares, Richard M. Osborne has shared voting and dispositive power with respect to 488,865 shares, AMG Investments No. 2, LLC (“AMG”) has sole voting and dispositive power with respect to 488,865 shares, CCAG Limited Partnership (“CCAG”) has sole voting and dispositive power with respect to 44,783 shares, and Steven A. Calabrese Profit Sharing Trust (the “Trust”) has sole voting and dispositive power with respect to 33,942 shares. As managing members, each of Mr. Calabrese and Mr. Osborne may be deemed to beneficially own all shares held by AMG. Mr. Osborne does not beneficially own any shares other than as a managing member of AMG. Mr. Calabrese beneficially owns a total of 607,449 shares, as to which he shares voting and dispositive power over 488,865 shares owned by AMG, 12,930 shares owned by his minor children, and has sole voting and dispositive power over 10,750 shares owned by his wife, 44,783 shares owned by CCAG, 33,942 shares owned by the Trust and 16,179 shares owned individually.

(6)	Includes 26,216 shares held by a revocable trust for the benefit of Mr. Healey; Mr. Healey does not have or share voting or investment power over such shares. Does not include 97,313 shares held by an irrevocable trust for the benefit of Mr. Healey’s wife, as to which shares Mr. Healey does not have or share voting or investment power.

(7)	Includes 149 shares as to which Mr. Neidus’ wife has voting and investment power.

(8)	Includes 30,099 shares held by the Bank’s 401(k) Plan, as to which shares Mr. Swaney has sole voting and shared investment power.

(9)	Includes 27,510 shares held by the Bank’s 401(k) Plan, as to which shares Mr. Jeffrey N. Male has sole voting and shared investment power. Includes 148,030 shares held by a revocable trust for the benefit of Mr. Jeffrey N. Male and 33,423 shares held by a revocable trust for the benefit of Mr. Jeffrey N. Male’s wife; Mr. Jeffrey N. Male is co-trustee of such trusts and shares voting and investment power over such shares. Also includes 13,489 shares as to which Mr. Jeffrey N. Male’s wife has voting and investment power. The amount shown does not include 29,231 shares in which Jeffrey N. Male has a pecuniary interest through this ownership of a limited partnership interest in a family limited partnership; he does not have or share voting or dispositive power over such shares.
PROPOSAL I — ELECTION OF DIRECTORS
     The Company’s Board of Directors is composed of eight members. The Company’s First Amended and Restated Articles of Incorporation (“Articles of Incorporation”) require that, if the Board of Directors consists of seven or eight members, directors be divided into two classes, as nearly equal in number as possible, each class to serve for a two-year period and until their successors are elected and qualified, with approximately one-half of the directors elected each year. The Nominating Committee of the Board of Directors has nominated Ronald D. Holman, II, Stanley T. Jaros, John R. Male and Raymond J. Negrelli, all of whom are currently members of the Board, to serve as directors for a two-year period and until their successors are elected and qualified. Under Ohio law, directors are elected by a plurality of the votes cast at the Meeting, i.e., the nominees receiving the highest number of votes will be elected regardless of whether such votes constitute a majority of the shares represented at the Meeting. Votes that are withheld and broker no votes will have no effect on the outcome of the election.
     Your Board of Directors recommends that you vote “FOR” the election of Ronald D. Holman, II, Stanley T. Jaros, John R. Male and Raymond J. Negrelli as directors of the Company.
     It is intended that the persons named in the proxies solicited by the Board of Directors will vote for the election of the named nominees. If any nominee is unable to serve, the shares represented by all valid proxies which have not been revoked will be voted for the election of such substitute as the Board of Directors may recommend or the size of the Board may be reduced to eliminate the vacancy. At this time, the Board knows of no reason why any nominee might be unavailable to serve.
     The following table sets forth the names of the Board’s nominees for election as directors of the Company and of those directors who will continue to serve as such after the Meeting. Also set forth is certain other information with respect to each person’s age, the year he first became a director of the Company or the Bank, and the expiration of his term as a director. Messrs. Robert K. Healey and John R. Male were initially appointed as directors of the Company in 1994 in connection with the Company’s incorporation. All other directors were appointed directors of the Company and the Bank in the years indicated on the following table. There are no arrangements or understandings between the Company and any director pursuant to which such person has been elected a director of the Company, and no director is related to any other director or executive officer by blood, marriage or adoption, except that John R. Male, the Chairman of the Board and Chief Executive Officer of the Company and the Bank, is the brother of Jeffrey N. Male, the Vice President and Secretary of the Company, the Executive Vice President of the Bank, and Chief Lending Officer. The following directors are “independent directors” as defined under Nasdaq Rule 4200(a)(15): Gerald A. Fallon, Robert K. Healey, Ronald D. Holman, II, Stanley T. Jaros, Raymond J. Negrelli and Stuart D. Neidus.

	Age	Year First Elected	Current
	as of the	as Director of the	Term
Name	Record Date	Company or the Bank	to Expire
BOARD NOMINEES FOR TERMS TO EXPIRE AT THE 2009 ANNUAL MEETING

John R. Male	59	1981	2007

Stanley T. Jaros	62	1997	2007

Raymond J. Negrelli	55	2002	2007

Ronald D. Holman, II	47	2003	2007

DIRECTORS CONTINUING IN OFFICE

Robert K. Healey	82	1973	2008

Stuart D. Neidus	56	1996	2008

C. Keith Swaney	64	2000	2008

Gerald A. Fallon	58	2002	2008
     Presented below is certain information concerning the directors of the Company. Unless otherwise stated, all directors have held the positions indicated for at least the past five years.
     John R. Male. Mr. Male has been with the Bank since 1971, where he has held various positions including branch manager, mortgage loan officer, manager of construction lending, savings department administrator and chief lending officer. Mr. Male was named President and Chief Executive Officer of the Bank in 1986 and was named President of the Company upon its organization in 1994. Mr. Male was named Chairman of the Board of Directors and Chief Executive Officer of the Company and the Bank in October 2000. Mr. Male serves in various public service and charitable organizations. He currently serves on the Board of Trustees for Heather Hill, a long-term care hospital in Chardon, Ohio. He has an undergraduate degree from Tufts University and an MBA from Case Western Reserve University.
     Stanley T. Jaros. Mr. Jaros is a partner in the law firm of Moriarty & Jaros, P.L.L. He has served as a trustee of a number of Cleveland area nonprofit organizations, and was a member of the Cleveland Landmarks Commission. Mr. Jaros is a graduate of Brown University and Case Western Reserve Law School and received an MBA from the University of Pennsylvania.
     Raymond J. Negrelli. Mr. Negrelli is an investor in and developer of real estate, primarily retail and office properties, in northeast Ohio. He is the President of Raymond J. Negrelli, Inc., a General Partner in Bay Properties Co. and a General Partner of Landerbrook Co., all of which are based in Euclid, Ohio. He is a member of the Community Leadership Council of Hillcrest Hospital, Mayfield Heights, Ohio, and serves on various local public service and charitable organizations.
     Ronald D. Holman, II. Mr. Holman is a partner in the law firm of Cavitch, Familo, Durkin & Frutkin in Cleveland, Ohio. In addition, from 1989 to 2000 he served as a legal analyst on various news shows for WEWS TV in Cleveland, Ohio. Mr. Holman serves on the Boards of Directors for the following nonprofit institutions: Florence Crittenton Services Fund of the Cleveland Foundation (President from 1996 to 1998) and Shaker Heights Alumni Association. He has also served as Chair of the Center for Families and Children, and Treasurer of the Dartmouth Club of Northeastern Ohio. In addition, he has served on the transition subcommittees for Mayors Frank Jackson and Jane Campbell. Mr. Holman is a graduate of Dartmouth College and Columbia University School of Law.

     Robert K. Healey. Mr. Healey currently is retired. He had been employed from 1961 to 1987 by Leaseway Transportation Corp. and most recently served as Executive Vice President — Managed Controlled Transportation. He formerly served on the Boards of Trustees of St. Vincent Charity Hospital, New Direction, Western Reserve Historical Society, the Woodruff Foundation and Glen Oak School.
     Stuart D. Neidus. Mr. Neidus currently holds the position of Chairman and Chief Executive Officer of Anthony & Sylvan Pools Corporation, a company that operates in the leisure industry and is one of the nation’s largest in-ground residential concrete swimming pool installers. Prior to this position, he served as Executive Vice President and Chief Financial Officer of Essef Corporation from September 1996 until Anthony & Sylvan’s split-off from Essef in August 1999. At Premier Industrial Corporation he held various positions from 1992 until 1996, most recently as Executive Vice President until the company was acquired by Farnell Electronics plc. Prior to that, Mr. Neidus spent 19 years with the international accounting firm of KPMG LLP, serving as an audit partner from 1984 until 1992. He has served as a board member and on advisory committees of many nonprofit and civic organizations over the years.
     C. Keith Swaney. Mr. Swaney joined the Bank in 1962 and was named Executive Vice President and Chief Financial Officer in 1986. He was named Vice President and Treasurer of the Company upon its organization in 1994. Mr. Swaney was named President and Chief Operating Officer of the Company and the Bank in October 2000. He continues to serve as Treasurer of the Company and as Chief Financial Officer of the Bank. He is responsible for all internal operations of the Company and the Bank. Over the years, he has participated in various charitable organizations and currently serves on the Hiram House Board of Trustees. Mr. Swaney attended Youngstown State University and California University in Pennsylvania.
     Gerald A. Fallon. Mr. Fallon was Executive Vice President and Manager, KeyBank, NA, Senior Managing Director, McDonald Investments Inc. and Director of Capital Markets from November 1998 through March 2001. From December 1994 through November 1998, he was Chairman and Chief Executive Officer of Key Capital Markets, Inc., a subsidiary of KeyCorp. Mr. Fallon currently serves as a director for Digital Lightwave, Inc., a corporation with a class of securities registered under Section 12 of the Securities Exchange Act of 1934, and Lander North. He is an advisory director for Logos Communications, Inc. and Thomas F. McDonald & Partners, both privately held companies.
CORPORATE GOVERNANCE
Meetings and Committees of the Board of Directors
     During the year ended June 30, 2007, the Board of Directors of the Company met 18 times. No director attended fewer than 75% of the total meetings of the Board of Directors and committees on which such director served. The following table identifies our standing committees and their members as of June 30, 2007. All members of each committee are independent in accordance with the listing standards of the Nasdaq Stock Market, Inc.

	Audit	Compensation	Nominating
Director	Committee	Committee	Committee
Gerald A. Fallon		X *	X
Robert K. Healey	X	X	X *
Ronald D. Holman, II	X
Stanley T. Jaros
Raymond J. Negrelli
Stuart D. Neidus	X *	X	X

Number of Meetings in 2007	10	5	1

*	Denotes Chairperson

     Audit Committee. The Company has a separately designated Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act. The Audit Committee met periodically to examine and approve the audit report prepared by the independent auditors of the Company and its subsidiaries, to review and appoint the independent auditors to be engaged by the Company, to review the internal audit function and internal accounting controls and to review and approve the conflict of interest policy. The Company’s Board of Directors has determined that one member of the Audit Committee, Stuart D. Neidus, qualifies as an “audit committee financial expert” as defined in Section 407(d) of Regulation S-K promulgated by the U.S. Securities and Exchange Commission. Director Neidus is “independent,” as such term is defined in Item 7(d)(3)(iv)(A) of Schedule 14A under the Exchange Act. The Company’s Board of Directors has adopted a written charter for the Audit Committee, which was attached as Appendix A to the Company’s definitive proxy materials distributed in connection with the Company’s 2006 annual meeting of stockholders.
     Nominating Committee. The Board of Directors’ Nominating Committee nominates directors to be voted on at the Annual Meeting and recommends nominees to fill any vacancies on the Board of Directors.
     It is the policy of the Nominating Committee to consider director candidates recommended by security holders who appear to be qualified to serve on the Company’s Board of Directors. Any stockholder wishing to recommend a candidate for consideration by the Nominating Committee as a possible director nominee for election at an upcoming annual meeting of stockholders must provide written notice to the Nominating Committee of such stockholder’s recommendation of a director nominee no later than July 1 preceding the annual meeting of stockholders. Notice should be provided to: Jeffrey N. Male, Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139. Such notice must contain the following information:
•	The name of the person recommended as a director candidate;

•	All information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended;

•	The written consent of the person being recommended as a director candidate to being named in the proxy statement as a nominee and to serving as a director if elected;

•	As to the stockholder making the recommendation, the name and address, as he or she appears on the Company’s books, of such stockholder; provided, however, that if the stockholder is not a registered holder of the Company’s common stock, the stockholder should submit his or her name and address, along with a current written statement from the record holder of the shares that reflects ownership of the Company’s common stock; and

•	A statement disclosing whether such stockholder is acting with or on behalf of any other person and, if applicable, the identity of such person.
     In its deliberations, the Nominating Committee considers a candidate’s personal and professional integrity, knowledge of the banking business and involvement in community, business and civic affairs, and also considers whether the candidate would provide for adequate representation of the Bank’s market area. Any nominee for director made by the Nominating Committee must be highly qualified with regard to some or all the attributes listed in the preceding sentence. In searching for qualified director candidates to fill vacancies in the Board, the Nominating Committee solicits the Company’s then current directors for the names of potential qualified candidates. Moreover, the Nominating Committee may ask its directors to pursue their own business contacts for the names of potentially qualified candidates. The Nominating Committee would then consider the potential pool of director candidates, select a candidate based on the candidate’s qualifications and the Board’s needs, and conduct a thorough investigation of the proposed candidate’s background to ensure there is no past history that would cause the candidate not to be qualified to serve as a director of the Company. In the event a stockholder has submitted a proposed nominee, the Nominating Committee would consider the proposed nominee in the same manner in which the Nominating Committee would evaluate nominees for director recommended by directors.

     With respect to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s Board and committee attendance and performance; length of Board service; experience, skills and contributions that the existing director brings to the Board; and independence. The Company’s Board of Directors has adopted a written charter for the Nominating Committee, which is attached as Appendix A to this Proxy Statement.
     Compensation Committee. The Committee evaluates the compensation and fringe benefits of the directors, officers and employees, recommends changes and monitors and evaluates employee morale. See “Compensation Discussion and Analysis” for more information regarding the role of the Compensation Committee and management in determining and/or recommending the amount or form of executive compensation. The Company’s Board of Directors has adopted a written charter for the Compensation Committee, which is attached as Appendix B to this Proxy Statement.
     Board Policies Regarding Communications With the Board of Directors and Attendance at Annual Meetings. The Board of Directors maintains a process for stockholders to communicate with the Board of Directors. Stockholders wishing to communicate with the Board of Directors should send any communication to Jeffrey N. Male, Secretary, PVF Capital Corp., 30000 Aurora Road, Solon, Ohio 44139. All communications that relate to matters that are within the scope of the responsibilities of the Board and its Committees are to be presented to the Board no later than its next regularly scheduled meeting. Communications that relate to matters that are within the responsibility of one of the Board Committees are also to be forwarded to the Chair of the appropriate Committee. Communications that relate to ordinary business matters that are not within the scope of the Board’s responsibilities, such as customer complaints, are to be sent to the appropriate officer. Solicitations, junk mail and obviously frivolous or inappropriate communications are not to be forwarded, but will be made available to any director who wishes to review them.
     Directors are expected to prepare themselves for and to attend all Board meetings, the Annual Meeting of Stockholders and the meetings of the Committees on which they serve, with the understanding that on occasion a director may be unable to attend a meeting. Six of the eight members of the Board of Directors attended the Company’s 2006 Annual Meeting of Stockholders.
DIRECTOR COMPENSATION
     The following table provides the compensation received by individuals who served as non-employee directors of the Company during the 2007 fiscal year.

	Fees Earned or	Option
Name	Paid in Cash ($)	Awards ($)(1)	Total ($)
Gerald A. Fallon	$30,200	$9,240	$39,440
Robert K. Healey	30,200	7,700	37,900
Ronald D. Holman, II	30,200	9,240	39,440
Stanley T. Jaros	30,200	6,160	36,360
Raymond J. Negrelli	30,200	6,160	36,360
Stuart D. Neidus	30,200	12,320	42,520

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) during the year ended June 30, 2007, based upon a fair value of $3.08 for options granted in 2006 using the Black-Scholes option pricing model. For further information regarding the assumptions used to compute fair value, see Note 15 to the Notes to the Consolidated Financial Statements contained in Item 8 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.
     Cash Retainer and Meeting Fees for Directors. The following table sets forth the applicable retainers and fees that are paid to our non-employee directors for their service on the Bank’s Board of Directors.

Annual Retainer	$25,200
Daily Fee per Special Board Event or Retreat	$2,500

COMPENSATION DISCUSSION AND ANALYSIS
     This Compensation Discussion and Analysis explains our compensation philosophy, policies and practices with respect to our chief executive officer, chief financial officer, and our other most highly-compensated executive officer, which are collectively referred to as the “named executive officers.”
The Objectives of the Executive Compensation Program
     Our compensation philosophy for our named executive officers is founded upon the premise that our success depends, in a large part, on the dedication, commitment and performance of the individuals we place in key operating positions to drive our business strategy. In order to attract and retain executives with the ability and the experience necessary to lead and deliver strong performance to our shareholders, we strive to provide a total compensation package that is competitive with our peers.
Elements Used to Implement Our Compensation Objectives
     Our compensation program for our named executive officers consists of the following elements:
•	Base Salary

•	Discretionary Bonus Program

•	Management Incentive Compensation Plan

•	Long-term Equity Incentive Plan

•	Supplemental Executive Retirement Agreements

•	Severance Agreements
     We combine these compensation elements for each named executive officer in a manner we believe optimizes the executive’s contribution to the Company.
     Base Salary. Our base salary program is designed to provide a competitive base salary to our management and employees. The salary levels of all employees, including our named executive officers, are set to reflect the duties and levels of responsibilities inherent in the position and the competitive conditions in the banking business in our market area. Base salaries for our named executive officers are reviewed annually by the Compensation Committee in connection with each executive’s performance review. In setting base salaries for our named executive officers, the Compensation Committee considers a number of factors relating to the particular named executive officer, including individual performance, job responsibilities, level of experience, ability and knowledge of the position and complexity of the Company’s operations. These factors are considered in the aggregate and none of the factors are accorded a specific weight. See “Summary Compensation Table” for salaries paid to our named executive officers during the 2007 fiscal year.
     Management Incentive Compensation Plan. The PVF Capital Corp. Management Incentive Compensation Plan is a cash-based plan that is designed to reward the attainment of annual company-wide financial objectives. At the close of each fiscal year, the Compensation Committee reviews the Company’s financial results, along with each named executive officer’s individual performance to determine if cash incentives will be awarded for a particular plan year. See "Grants of Plan-Based Awards” for a further discussion of the plan.
     Discretionary Bonus Program. Our discretionary bonus program is a short-term cash-based program that is designed to reward the attainment of individual performance goals. In connection with the Board of Director’s review of our business plan for the following year, the Board of Directors budgets for a discretionary bonus pool for the named executive officers and other members of the management team. At the end of the fiscal year, the Compensation Committee reviews the Company’s financial performance and makes adjustments to the bonus pool as it deems necessary and appropriate. The Compensation Committee then authorizes cash bonuses to management based on their performance during the fiscal year. See “Summary Compensation Table” for bonuses paid to the named executives for services during the 2007 fiscal year.

     Long-Term Equity Incentive Compensation Program. Our long-term incentive compensation plan is based on the delivery of stock options to our named executive officers. We are currently using the shares of Company common stock available under the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan to make grants to our named executive officers. We believe that stock options help us retain high level executives and tie the compensation of those executives to the creation of long-term value for our stockholders. By increasing the equity holdings of our management team, we provide them with a continuing stake in our long-term success. The Compensation Committee believes that stock options are an important element of our overall compensation philosophy as they provide our named executive officers with incentives linked to the performance of our common stock. See “Grants of Plan Based Awards” for a list of the stock option grants made to our named executive officers during fiscal 2007.
     Supplemental Executive Retirement Agreements. We have entered into supplemental executive retirement agreements (“SERPs”) with each of our named executive officers. The SERPs provide these executives with an additional retirement benefit. These arrangements are typical amongst our peers and are utilized as a retention tool. See “Pension Benefits” and “Potential Post-Termination Benefits” for a detailed description of the SERPs.
     Severance Agreements. We recognize that an important consideration in our ability to attract and retain key personnel is our ability to minimize the impact on our management team of the possible disruption associated with our analysis of strategic opportunities. Accordingly, we believe that it is in our best interests to provide our key personnel with reasonable financial arrangements in the event of termination of employment following a change in control or involuntary termination of employment for reasons other than cause. Therefore, we currently maintain a severance agreement with our chief executive officer and with our other named executive officers. See “Executive Compensation-Severance Agreements and Executive Compensation Potential Post-Termination Benefits” for a discussion of these benefits and estimated payments under the agreements.
Role of Compensation Committee
     Our Compensation Committee is responsible for establishing and administering policies governing the compensation for our named executive officers. The Compensation Committee operates under a written charter that establishes the Committee’s responsibilities. The Committee and the Board of Directors review the charter periodically to ensure the scope of the charter is consistent with the Committee’s expected role.
     The Compensation Committee meets outside the presence of all executive officers, including the named executive officers, to consider appropriate compensation for the chief executive officer. The Compensation Committee analyzes our chief executive officer’s performance annually and determines his base salary, annual performance bonus payments and any stock option grants based on its assessment of his performance. The Compensation Committee also takes into consideration the recommendations of our chief executive officer when determining the payments to be made to our other named executive officers under our discretionary bonus plan and stock option plan.
     During the 2007 fiscal year, the Compensation Committee met five times, including one executive session attended by Compensation Committee members only. The members of the Compensation Committee are: Gerald A. Fallon, Stuart D. Neidus and Robert K. Healey.
Role of Management
     Our chief executive officer reviews, annually, each other named executive officer’s performance and based upon guidelines established by the Compensation Committee determines the appropriate base salary for each named executive officer. Our chief executive officer also makes recommendations to the Compensation Committee with respect to annual discretionary bonus payments and the grants of stock-based compensation awards for each named executive officer, excluding himself.
Tax and Accounting Considerations
     In consultation with our tax and accounting advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirement. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences.
Retirement Benefits; Employee Welfare Benefits
     The Bank sponsors a 401(k) plan for eligible employees. The 401(k) plan is intended to provide eligible employees with a vehicle to save for retirement. The Bank matches 50% of an employee’s contributions into the 401(k) plan, with a maximum matching contribution of up to 4% of the employee’s salary. The Bank’s matching contributions vest over a 6-year graded schedule. In addition to the 401(k) Plan, employees are provided with coverage under medical, life insurance and disability plans on terms consistent with industry practice. The Bank also provides employees with the ability to participate in a cafeteria plan. The named executive officers participate in the retirement benefit plans and employee welfare plans under the same terms and conditions as all other eligible employees of the Bank.
Perquisites
     We provide our named executive officers with perquisites that further their ability to promote the Company’s business interests in our markets and to reflect competitive practices for similarly-situated officers employed by our peers. These perquisites are reviewed periodically and adjustments to them are made as necessary.
Stock Compensation Grant and Award Practices
     Our Compensation Committee considers whether to make stock option grants and/or award other forms of equity on an annual basis, typically in conjunction with the annual review process for our officers. However, grants or awards may be made at other times during the year based on specific circumstances such as a new hire, a specific contractual commitment or a change in position or responsibility. The Committee considers the recommendations of our chief executive officer and our other named executive officers with respect to awards contemplated for their subordinates. The Compensation Committee recommends stock option grants to our Board of Directors. Our Board of Directors then approves the Committee’s recommendations and the option grants are normally effective as of the last day of the month in which the grants were approved.
     As a general matter, the Compensation Committee’s process is independent of any consideration of the timing of the release of material nonpublic information, including with respect to the determination of grant dates or the stock option exercise prices. Similarly, the Company has never timed the release of material nonpublic information with the purpose or intent to affect the value of executive compensation. In general, the release of such information reflects long-established timetables for the disclosure of material nonpublic information such as earnings reports or, with respect to other events reportable under federal securities laws, the applicable requirements of such laws with respect to timing of disclosure.
     The exercise price for all of our stock option grants is based solely by reference to the applicable provisions of our stock plans. Under our current plan, which was approved by shareholders in 2000, the exercise price of a stock option is equal to the average of the closing ask and bid price of our common stock on the NASDAQ Capital Market as of the effective date of the grant.
Stock Ownership Requirements
     The Company has not adopted formal stock ownership requirements for the named executive officers and members of the Board of Directors. As a practical matter, the named executive officers and directors hold significant interests in our stock, which they have accumulated through individual purchases and participation in stock compensation programs. See the “Voting Securities and Security Ownership.”
Compensation for the Named Executive Officers During the 2007 Fiscal Year
     Chief Executive Officer Compensation. In determining Mr. Male’s compensation, the Compensation Committee conducted a performance appraisal that addressed Mr. Male’s financial, strategic and operational achievements. The Compensation Committee considered Mr. Male’s personal leadership and accomplishments during the 2007 fiscal year, in connection with the Company’s overall performance and success in meeting strategic objectives. In light of the Compensation Committee’s assessment of Mr. Male’s performance, on July 24, 2007, the Compensation Committee awarded Mr. Male a $67,807 cash bonus. In addition, on April 30, 2007 the Compensation Committee authorized an amendment to Mr. Male’s severance agreement that provides for: (a) severance benefit equal to three times Mr. Male’s annual compensation for the year immediately preceding a change in control; and (b) a tax indemnification payment in the event the severance payment exceeds the limits imposed under Section 280G of the Internal Revenue Code. Further, in line with the Company’s philosophy of pay for performance, the Compensation Committee elected to grant Mr. Male stock options under the 2000 Stock Option Plan at its November 2006 meeting. See “Grants of Plan Based Awards” for information on the grants made to Mr. Male during the 2007 fiscal year. Mr. Male’s base salary will remain the same for the 2008 fiscal year. We believe that Mr. Male’s compensation is consistent with our objective to reward, align, motivate and challenge Mr. Male to lead our company successfully.
     Compensation for our Other Named Executive Officers. In determining compensation for Mr. Swaney and Mr. Jeffrey Male the Compensation Committee reviewed the performance appraisals presented by the chief executive officer and the salary and bonus recommendations. On July 24, 2007, the Compensation Committee accepted the recommendations as presented and awarded Messrs. Swaney and Male a cash bonus of $50,000 and $36,250 respectively. Base salaries remained the same for the 2008 fiscal year. In addition, on April 30, 2007 the Compensation Committee renewed each of the executive’s severance agreements and authorized an amendment to the agreements which provides for: (a) a severance benefit equal to three times each officer’s annual compensation for the year immediately preceding a change in control; and (b) a tax indemnification payment in the event the severance payment exceeds the limits imposed under Section 280G of the Internal Revenue Code. In addition to cash compensation, the Compensation Committee awarded the executives’ individual performance through the grant of stock options under the 2000 Stock Option Plan at the November 2006 Compensation Committee meeting. See “Grants of Plan Based Awards” for information on the grants made to Mr. Swaney and Mr. Jeffrey Male during the 2007 fiscal year. We believe that the compensation paid to Mr. Swaney and Mr. Jeffrey Male is consistent with our compensation philosophy and objectives.
COMPENSATION COMMITTEE REPORT
     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis that is required by the rules established by the Securities and Exchange Commission. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement. See “Compensation Discussion and Analysis.”
Compensation Committee of the Board of Directors
of PVF Capital Corp.
Gerald A. Fallon
Robert K. Healey
Stuart D. Neidus
     Compensation Committee Interlocks And Insider Participation. The members of the Compensation Committee of the Company’s Board of Directors during the year ended June 30, 2007 were Gerald A. Fallon, Robert K. Healey and Stuart D. Neidus. None of such individuals was an officer or employee of the Company or the Bank during the year ended June 30, 2007, was formerly an officer of the Company or the Bank or had any relationship involving a transaction with the Company required to be disclosed by the Company under Item 13 of the Company’s Annual Report on Form 10-K.
     During the year ended June 30, 2007:
•	No executive officer of the Company or the Bank served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of the Company or the Bank;

•	No executive officer of the Company or the Bank served as a director of another entity, one of whose executive officers served on the Compensation Committee of the Company or the Bank; and

•	No executive officer of the Company or the Bank served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.
EXECUTIVE COMPENSATION
Summary Compensation Table
     The following information is furnished for the individuals who served as the principal executive officer or principal financial officer of the Company during the year ended June 30, 2007, and for the other executive officer of the Company who received a salary of $100,000 or more during the year ended June 30, 2007.

					Change in
					Pension Value
					and Nonqualified
					Deferred
Name and				Option	Compensation	All Other
Principal Position	Year	Salary	Bonus	Awards (1)	Earnings (2)	Compensation (3)	Total
John R. Male	2007	$226,021	$67,807	$12,036	$179,255	$54,688	$539,807
Chairman of the Board Chief Executive Officer of the Company and the Bank

C. Keith Swaney	2007	200,000	50,000	15,687	434,892	45,950	746,529
President and Chief Operating Officer of the Company and the Bank, Treasurer of the Company and Chief Financial Officer of the Bank

Jeffrey N. Male	2007	145,000	36,250	7,935	109,217	27,156	325,558
Vice President and Secretary of the Company and Executive Vice President of the Bank

(1)	Reflects the dollar amount recognized for financial statement reporting purposes in accordance with FAS 123(R) during the year ended June 30, 2007, based upon a fair value of $3.55, $3.73, $3.60, $1.99 and $1.61 for options granted in 2002, 2003, 2004, 2005 and 2006, respectively, to Messrs. John R. Male and Jeffrey N. Male, and $3.55, $4.13, $4.00, $3.79 and $3.08 for options granted to Mr. C. Keith Swaney in 2002, 2003, 2004, 2005 and 2006, respectively, using the Black-Scholes option pricing model. For further information regarding the assumptions used to compute fair value, see Note 15 to the Notes to the Consolidated Financial Statements contained in Item 8 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.

(2)	Represents the aggregate change in the present value of the accumulated benefits under each executive’s SERP during the year ended June 30, 2007. See ” — Pension Benefits” and "— Post-Termination Benefits” for a discussion of the SERPs.

(3)	Details of the amounts reported in the “All Other Compensation” column for 2007 are provided in the table below.

	John Male		C. Keith Swaney	Jeffrey Male
Director Compensation	$25,200		$25,200	$—
Employer Contributions to 401(k) Plan	4,520		1,808	2,900
Disability Insurance Premiums	2,979		3,756	2,713
Life Insurance Premiums	6,900		11,340	5,470
Employment Anniversary Incentive	4,346		3,846	2,789
Perquisites	11,493	(a)	(b)	14,814	(c)

(a)	Consists of an automobile allowance of $5,830, tax consulting fees of $1,950 and country club dues of $3,713.

(b)	Mr. Swaney’s aggregate perquisite amount was less than $10,000.

(c)	Consists of an automobile allowance of $4,164, tax consulting fees of $1,450 and country club dues of $9,200.

Grants of Plan-Based Awards
     The Company maintains the PVF Capital Corp. 2000 Incentive Stock Option and Deferred Compensation Plan for the purpose of providing the named executive officers and other eligible participants with an opportunity to receive stock option grants.
     2000 Incentive Stock Option and Deferred Compensation Plan. The following table provides information concerning the equity grants made to the Company’s named executive officers in the 2007 fiscal year under the Company’s equity plan.

		All Other Option
		Awards: Number of
		Securities	Exercise or Base	Grant Date Fair
		Underlying	Price of Option	Value of Option
Name	Grant Date	Options (#)(1)	Awards (2)	Awards (3)
John R. Male	11/01/06	7,000	$11.70	$11,270
C. Keith Swaney	11/01/06	6,200	10.64	19,096
Jeffrey N. Male	11/01/06	4,500	11.70	7,245

(1)	The option awards vest in five (5) annual installments beginning on the date of grant.

(2)	Option exercise price was the average of the bid and asked prices at the market close on the date of grant. The exercise price for options granted to John R. Male and Jeffrey N. Male is 110% of the fair market value of the Company common stock on the date of grant.

(3)	The grant date fair value of each option award in the table is computed in accordance with FAS 123(R) and is therefore based upon the fair value of each option of $1.61 for Messrs. John R. Male and Jeffrey N. Male and $3.08 for Mr. C. Keith Swaney, using the Black-Scholes option pricing model. For further information regarding the assumptions used to compute fair value, see Note 15 to the Notes to the Consolidated Financial Statements contained in Item 8 to the Company’s Annual Report on Form 10-K for the year ended June 30, 2007.
     Management Incentive Compensation Plan. The Company maintains the PVF Capital Corp. Management Incentive Compensation Plan for the purpose of providing cash incentives for those members of management who most directly affect the Company’s success and profitability. In addition, the plan fosters teamwork and cooperation amongst management personnel and helps retain and encourage commitment on the part of management and key employees. The Compensation Committee of the Board of Directors determines those individuals or classes of individuals that will participate in the plan each year. Participation in a given year does not guarantee participation in any succeeding year. Each plan year the Compensation Committee establishes overall Company performance goals based on return on equity targets. The Compensation Committee also establishes a minimum threshold level of overall Company performance below which no incentive awards are payable. The maximum award the named executive officers can receive under the plan is 150% of base salary and the target awards represent 60% of base salary in the case of the Chairman of the Board, or 50% of base salary in the case of the President and the Executive Vice President. The Company did not reach the minimum threshold target for the 2007 fiscal year, therefore, no awards were made for the 2007 plan year.

     The following table provides information concerning the 2007 fiscal year award opportunities for the named executive officers under the Company’s non-equity incentive plan.

	Estimated Future Payouts Under Non-Equity
	Incentive Plan Awards (1)
	Threshold(2)	Target	Maximum
John Male	$—	$67,807	$271,225
C. Keith Swaney	—	50,000	250,000
Jeffrey N. Male	—	36,250	181,500

(1)	Represents non-equity incentive award opportunity levels for the 2007 fiscal year under the Company’s Management Incentive Compensation Plan. Award opportunity levels were determined by the Compensation Committee as a percentage of the executive’s base salary. The Company did not reach the minimum threshold requirement under the plan during the 2007 fiscal year, therefore, no awards were made for the 2007 plan year.

(2)	No payment is made unless threshold performance is exceeded.
Severance Agreements
     The Company and the Bank maintain severance agreements (the “Severance Agreements”) with John R. Male, C. Keith Swaney and Jeffrey N. Male (each of whom is referred to as an “Executive”). The Severance Agreements are for terms of three years. On each anniversary date from the date of commencement of the Severance Agreements, the term of the agreements may be extended for an additional one-year period beyond the then effective expiration date upon a determination by the Board of Directors that the performance of each Employee has met the required performance standards. See “Potential Post-Termination Benefits” for a description of the benefits provided to an Executive upon termination of employment.
     In connection with the execution of the merger agreement on July 24, 2007, by and between the Company and United Community Financial Corp., the Severance Agreements were amended to provide for a non-competition covenant for a three-year period following an Executive’s termination of employment. In the event that an Executive prevails over the Company or the Bank in a legal dispute as to the Severance Agreement, he will be reimbursed for his legal and other expenses.
Pension Benefits
     The Bank maintains the Supplemental Executive Retirement Plan (the “SERP”) to provide retirement benefits from the general assets of the Bank to eligible employees of the Bank. Eligibility to participate in the SERP is limited to employees of the Bank who are designated by the Compensation Committee of the Bank’s Board of Directors. Currently, the employees designated to participate in the SERP are John R. Male, C. Keith Swaney and Jeffrey N. Male (the “Participants”). See “Potential Post-Termination Benefits” for a discussion of SERP benefits following termination of employment.

			Present Value of
		Number of Years of	Accumulated
Name	Plan Name	Credited Service	Benefit (1)
John R. Male	SERP	9 years	$918,814
C. Keith Swaney	SERP	9 years	1,549,326
Jeffrey N. Male	SERP	9 years	470,841

(1)	The accumulated benefit is calculated in accordance with Accounting Principles Board No. 12, as amended by Statement of Financial Accounting Standards No. 106, using a 6.00% discount rate and assuming payment at normal retirement age (65).

Outstanding Equity Awards at Fiscal Year End
     The following table provides certain information with respect to the number of shares of Company common stock represented by outstanding stock options held by the named executive officers as of June 30, 2007.

	Option Awards
		Number of
		Securities
		Underlying
	Number of Securities	Unexercised		Option
	Underlying Unexercised	Options (#)		Exercise Price	Option Expiration
	Options (#) Exercisable	Exercisable		($)	Date
John R. Male	4,064	1,018	(1)	$13.55	11/1/2008
	2,772	1,848	(2)	13.64	11/1/2009
	1,680	2,520	(3)	12.21	11/1/2010
	1,400	5,600	(4)	11.70	11/1/2011

C. Keith Swaney	7,015	—		5.78	11/1/2008
	6,377	—		6.96	11/1/2009
	5,797	—		6.12	11/1/2010
	5,270	—		7.07	11/1/2011
	4,791	—		8.32	11/1/2012
	3,484	872	(1)	12.32	11/1/2013
	2,376	1,584	(2)	12.40	11/1/2014
	1,440	2,160	(3)	11.10	11/1/2015
	1,240	4,960	(4)	10.64	11/1/2016

Jeffrey N. Male	2,708	680	(1)	13.55	11/1/2008
	1,848	1,232	(2)	13.64	11/1/2009
	1,120	1,680	(3)	12.21	11/1/2010
	900	3,600	(4)	11.70	11/1/2011

(1)	These options vest on November 1, 2007.

(2)	50% of these options vest on each of November 1, 2007 and 2008.

(3)	33.3% of these options vest on each of November 1, 2007, 2008 and 2009.

(2)	25% of these options vest on each of November 1, 2007, 2008, 2009 and 2010.
Option Exercises
     The following table provides information concerning stock option exercises for each named executive officer, on an aggregate basis, during the 2007 fiscal year.

	Option Awards
	Number of Shares
	Acquired on Exercise	Value Realized on
Name	(#)	Exercise ($) (1)
John R. Male	11,739	$25,060
C. Keith Swaney	10,523	39,812
Jeffrey N. Male	7,825	18,734

(1)	Calculated based on the product of: (a) the number of shares acquired on exercise, and (b) the difference between the market price of the underlying Common Stock on the exercise date, determined based on the closing sale price on the exercise date, and the exercise price of the options.
Potential Post-Termination Benefits
     SERP. Under the SERP, commencing upon a Participant’s retirement after reaching age 65, or earlier if approved by the Compensation Committee, a participant will receive a benefit equal to 60% of “final pay” reduced by any benefits payable under the Bank’s qualified retirement plans. “Final pay” is defined as the Participant’s highest year’s combined salary and bonus during the Participant’s last five years of employment with the Bank. The

Participant will vest in the SERP plan benefits each year, on a pro rata basis, beginning with the one year anniversary date of the effective date that the Participant becomes eligible to participate in the SERP and continuing with each succeeding annual anniversary date until attainment of age 65. Upon attainment of age 65 and provided that he has remained continuously in the employ of the Bank, the Participant will be fully vested. A Participant becomes fully vested prior to age 65 upon death or disability or upon a “change in control,” as defined below under “— Severance Agreements.” Plan participants may elect to receive their SERP benefit in either a lump sum distribution, single life annuity or converted Actuarial Equivalent joint and survivor annuity. “Actuarial Equivalent” is defined as a payment or payments equal in the aggregate to the value at the applicable date of the benefit determined actuarially on the basis of the current Pension Benefit Guarantee Corporation (“PBGC”) interest rate and the mortality table then in use by the PBGC. SERP benefits are payable within 30 days upon the occurrence of normal retirement, disability, death, early retirement or a change in control. The Participant loses all benefits under the SERP in the event his employment with the Bank is terminated for cause.
     If John Male, Jeffrey Male and C. Keith Swaney each terminated service with the Company on June 30, 2007 as a result of a disability, death, change in control of the Company or the Bank or normal retirement, the executives would be entitled to an annual SERP benefit equal to approximately $1,531,357, $837,050 and $1,721,475, respectively.
     Severance Agreements. In the event of a named executive officer’s involuntary termination of employment, or voluntary termination for “good reason,” within one year following a “change in control” of the Bank or the Company other than for “cause,” the executive will receive the following benefits under his Severance Agreement: (i) a payment equal to three (3) times the Executive’s annual compensation (current base salary plus annual incentive compensation for the calendar year immediately preceding the change in control), payable in a lump sum within 30 days following termination; (ii) the Bank or the Company shall cause the executive to become fully vested in any benefit plans, programs or arrangements in which the executive participated, and the Bank will contribute to the executive’s 401(k) plan account the Bank’s matching and/or profit sharing which would have been paid had the executive remained in the employ of the Bank throughout the remainder of the 401(k) plan year; and (iii) the executive will receive continued life, health and disability insurance coverage substantially identical to the coverage maintained by the Bank or the Company for the Executive prior to termination until the earlier of the executive’s employment with another employer or 12 months following termination. In addition, under the terms of the severance agreements, John Male, Jeffrey Male and C. Keith Swaney would also be entitled to receive additional tax indemnification payments if the payments and benefits under their severance agreements or any other payments triggered liability under the Internal Revenue Code of 1986, as amended, as an excise tax constituting “excess parachute payments.” Under applicable law, the excise tax is triggered by change in control-related payments which equal or exceed three times an executive’s base amount. The excise tax equals 20% of the amount of the payment in excess of one times the executive’s base amount. “Change in control” is defined generally in the severance agreements as: (i) the acquisition, by any person or persons acting in concert of the power to vote more than 25% of the Company’s voting securities or the acquisition by a person of the power to direct the Company’s management or policies; (ii) the merger of the Company with another corporation on a basis whereby less than 50% of the total voting power of the surviving corporation is represented by shares held by former shareholders of the Company prior to the merger; or (iii) the sale by the Company of the Bank or substantially all its assets to another person or entity. In addition, a change in control occurs when, during any consecutive two-year period, directors of the Company or the Bank at the beginning of such period cease to constitute a majority of the Board of Directors of the Company or the Bank, unless the election of replacement directors was approved by a two-thirds vote of the initial directors then in office. “Good reason” is defined in the Severance Agreements as any of the following events: (i) a change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, does not represent a promotion, the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities, or the removal of the executive from or failure to reappoint him to any of such positions other than for cause; (ii) materially reducing the executive’s base compensation as then in effect; (iii) the relocation of the executive’s principal place of employment to a location that is more than 35 miles from the location where the executive previously was principally employed; (iv) the failure to provide the executive with benefits substantially similar to those provided to him under existing employee benefit plans, or materially reducing any benefits or depriving the executive of any material fringe benefit; (v) death; or (vi) disability prior to retirement. If a change in control of the Company occurred on June 30, 2007 and John Male, Jeffrey Male and C. Keith Swaney were each terminated either involuntarily or voluntarily due to “good reason” following a change in control the executives would have received a lump sum payment equal to approximately $962,853, $587,250 and $810,000, respectively. In addition, John Male, Jeffrey Male and C. Keith Swaney would have also received continued health, life and disability coverage for a period of 12 months from their termination date valued at $18,549, $19,006 and $23,563, respectively. John Male, Jeffrey Male and C. Keith Swaney would also have been entitled to a tax indemnification payment equal to $855,085, $536,122 and $432,341, respectively. The Severance Agreements do not provide the executives with additional retirement benefits or death benefits.
OTHER INFORMATION RELATING TO DIRECTORS AND EXECUTIVE OFFICERS
Indebtedness of Management
     Under applicable law, the Bank’s loans to directors and executive officers must be made on substantially the same terms, including interest rates, as those prevailing for comparable transactions with non-affiliated persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Furthermore, loans above the greater of $25,000 or 5% of the Bank’s capital and surplus (i.e., up to $4.5 million at June 30, 2007) to such persons must be approved in advance by a disinterested majority of the Bank’s Board of Directors.
     At June 30, 2007, the aggregate amount of loans by the Bank to executive officers and directors was $9.3 million, representing 10.6% of stockholders’ equity. These loans were performing according to their original terms at June 30, 2007. All loans made by the Bank to its directors and executive officers and members of their immediate families were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to the Bank, and did not involve more than the normal risk of collectibility or present other unfavorable features.
Certain Business Relationships
     The Company does not have a comprehensive written policy for the review, approval or ratification of certain transactions with related persons. However, in accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of the Bank’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Audit Committee Charter, it is the responsibility of the Company’s Audit Committee to review all related party transactions (i.e., transactions required to be disclosed under SEC Regulation S-K, Item 404) for potential conflict of interest situations on an ongoing basis and to determine whether to approve such transaction. The Company’s Code of Ethics also provides that all executive officers and directors must disclose any private interest that presents the possibility of conflicts of interest with the Company or the Bank.
     Mr. Stanley T. Jaros, a director of the Company, is a partner with the law firm of Moriarty & Jaros, P.L.L., which performed services for the Company and the Bank during the fiscal year ended June 30, 2007 and proposes to perform services during the fiscal year ending June 30, 2008. Fees paid by the Company and the Bank to Moriarty & Jaros, P.L.L. during the fiscal year ended June 30, 2007 totaled approximately $80,000.
     Mr. Raymond J. Negrelli, a director of the Company, is a 50% owner of Bay Properties Co., an Ohio general partnership. Bay Properties Co. is a 50% owner and general partner of Park View Plaza, Ltd. (“PVP”), an Ohio limited partnership formed to develop and operate a 10,000 square foot retail plaza located in Cleveland, Ohio. PVF Service Corporation, a wholly owned subsidiary of the Company, is a 25% owner and limited partner of PVP. The Bank maintains a branch office in the retail plaza owned and operated by PVP, and during the year ended June 30, 2007, the Bank paid a total of $65,000 in rent and operating cost reimbursements to PVP. For the fiscal year ending June 30, 2008, the Company estimates that it will pay a total of $65,000 in rent and operating cost reimbursements to PVP. Bay Properties Co. is also a 50% owner of Park View Center, LLC (“PVC”), an Ohio limited liability company formed to develop and operate an 8,200 square foot office building located in Mayfield Heights, Ohio. The Bank is a tenant of the office building and leases a 3,000 square foot unit with an automated teller machine in the office building owned and operated by PVC. During the year ended June 30, 2007, the Bank paid a total of $79,500 in rent and operating cost reimbursement to PVC. Bay Properties Co. is also a 50% owner of Avon Limited, LLC, an Ohio limited liability company formed to develop and operate a 3,375 square foot office building located in Avon, Ohio. The Bank is a tenant of the office building and leases the office building owned and operated by Avon Limited, LLC. During the year ended June 30, 2007, the Bank paid a total of $74,000 in rent and operating cost reimbursement to Avon Limited, LLC. For the fiscal year ending June 30, 2008, the Company estimates that it will pay a total of $74,000 in rent and operating cost reimbursements to Avon Limited, LLC.
     For the fiscal year ending June 30, 2008, the Company estimates that it will pay a total of $79,500 in rent and operating cost reimbursements to PVC.
AUDIT COMMITTEE REPORT
     The Audit Committee has reviewed and discussed the audited financial statements of the Company with management and has discussed with Crowe Chizek and Company LLC (“Crowe Chizek”), the Company’s independent auditors, the matters required to be discussed under Statements on Auditing Standards No. 61 (“SAS 61”). In addition, the Audit Committee has received from Crowe Chizek the written disclosures and the letter required to be delivered by Crowe Chizek under Independence Standards Board Standard No. 1 (“ISB Standard No. 1”) and has met with representatives of Crowe Chizek to discuss the independence of the auditing firm.
     The Audit Committee has reviewed the non-audit services currently provided by the Company’s independent auditor and has considered whether the provision of such services is compatible with maintaining the independence of the Company’s independent auditors.
     Based on the Audit Committee’s review of the financial statements, its discussion with Crowe Chizek regarding SAS 61, and the written materials provided by Crowe Chizek under ISB Standard No. 1 and the related discussion with Crowe Chizek of their independence, the Audit Committee has recommended to the Board of Directors that the audited financial statements of the Company be included in its Annual Report on Form 10-K for the year ended June 30, 2007 for filing with the Securities and Exchange Commission.
The Audit Committee
Stuart D. Neidus
Robert K. Healey
Ronald D. Holman, II
PROPOSAL II — APPROVE AMENDMENTS TO THE COMPANY’S FIRST AMENDED AND
RESTATED CODE OF REGULATIONS TO AUTHORIZE THE ISSUANCE
OF UNCERTIFICATED SHARES
     The Company’s board of directors unanimously approved, declared advisable, and recommends to the Company’s stockholders amendments to the Company’s First Amended and Restated Code of Regulations (“Code of Regulations”) to authorize the Company’s board of directors to provide for the issuance of uncertificated shares. The Company’s board of directors believes that this proposal is in the best interest of the Company and its stockholders and recommends a vote “FOR” the proposed amendments. Under the Company’s Articles of Incorporation, holders of two-thirds of the Company’s outstanding common shares entitled to vote must vote to approve the amendments to the Company’s Code of Regulations. Abstentions and broker no votes will have the same effect as a negative vote.
     The proposed amendments would change Article V, Section 1 of the Company’s Code of Regulations to authorize the Company’s board of directors to provide by resolution that some or all of any or all classes or series of the Company’s stock may be uncertificated shares. The proposed amendments would also add references to uncertificated shares to Sections 5 and 7 of Article V.
     As amended, Article V, Sections 1, 5 and 7 would read as follows (proposed amendments appear as underlined text):
     SECTION 1. Certificates for Shares. The shares of the Corporation shall be represented by certificates signed by the chairman of the board of directors or by the president or a vice president and by the treasurer, an assistant treasurer, the secretary, or an assistant secretary of the Corporation, and may be sealed with the seal of the Corporation or a facsimile thereof. Any or all of the signatures upon a certificate may be facsimiles if the certificate is countersigned by a transfer agent, or registered by a registrar, other than the Corporation itself of an employee of the Corporation. If any officer who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer before the certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer at the date of its issue.
     Notwithstanding the foregoing, the board of directors may provide by resolution that some or all of any or all classes or series of the Corporation’s stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation.
     SECTION 5. Transfer of Shares. Transfer of shares of capital stock of the Corporation shall be made only on its stock transfer books. Authority for such transfer shall be given only by the holder of record thereof or by his legal representative, who shall furnish proper evidence of such authority, or by his attorney thereunto authorized by power of attorney duly executed and filed with the Corporation. Such transfer shall be made, in the case of certificated shares, only on surrender for cancellation of the certificate for such shares, or, in the case of uncertificated shares, on delivery of proper transfer instructions for the number of shares involved. The person in whose name shares of capital stock stand on the books of the Corporation shall be deemed by the Corporation to be the owner thereof for all purposes.
     SECTION 7. Lost Certificates. The board of directors may direct a new certificate, or uncertificated shares, to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. When authorizing such issue of a new certificate or uncertificated shares, the board of directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen, or destroyed certificate, or his legal representative, to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.
Purpose of Amendments
     Currently, the Company’s governing documents do not authorize the issuance of uncertificated shares. The rules of the Nasdaq Stock Market require that all listed companies must be eligible to participate in a Direct Registration Program regarding their listed securities. This Direct Registration Program requires that listed companies be authorized to issue uncertificated shares. Failure to comply with Nasdaq Stock Market listing requirements may result in adverse consequences with respect to the continued listing of its securities on the Nasdaq Capital Market.
     Under the Company’s Articles of Incorporation and Code of Regulations, the Code of Regulations may be amended only by a vote of the stockholders. As a result, the Board of Directors is submitting the proposed amendments to the Code of Regulations for a vote of the stockholders at the Meeting.
     The Board of Directors desires to modernize the Company’s Code of Regulations to authorize the issuance of uncertificated shares, as required for continued listing of the Company’s common stock on the Nasdaq Capital Market and as is currently permitted for the stock of substantially all publicly traded U.S. corporations. The Board of Directors desires to continue to have the Company’s common stock listed on the Nasdaq Capital Market, which it believes provides the most active and liquid trading market available for the Company’s common stock. Failure to approve the proposed amendments could result in the loss of the Company’s ability to continue to list its shares on the Nasdaq Capital Market. Accordingly, the Company’s Board of Directors believes approval of the proposed amendments to the Code of Regulations is in the best interests of the Company and its stockholders.
     Holders of two-thirds of the Company’s outstanding common shares entitled to vote must vote to approve the amendments to the Company’s Code of Regulations. The Board of Directors recommends a vote “FOR” the approval of the amendments to the Company’s Code of Regulations.

PROPOSAL III — RATIFICATION OF APPOINTMENT OF AUDITORS
     The Audit Committee of the Board of Directors has renewed the Company’s arrangements with Crowe Chizek and Company LLC, independent public accountants, to be its auditors for the 2008 fiscal year, subject to ratification by the Company’s stockholders. A representative of Crowe Chizek and Company LLC will be present at the Meeting to respond to stockholders’ questions and will have the opportunity to make a statement if he or she so desires.
     The appointment of the auditors must be approved by a majority of the votes cast by the stockholders of the Company at the Meeting. The Board of Directors recommends that stockholders vote “FOR” the approval of the appointment of auditors.
INDEPENDENT AUDITORS
     Crowe Chizek and Company LLC served as the Company’s independent auditors for the 2007 and 2006 fiscal years. For the years ended June 30, 2007 and 2006, the fees billed to the Company by Crowe Chizek and Company LLC totaled $239,400 and $195,507, respectively. Such fees were comprised of the following:
Audit Fees
     During the fiscal years ended June 30, 2007 and 2006, the aggregate fees billed for professional services rendered for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q filed during the fiscal years ended June 30, 2007 and 2006 were $237,000 and $170,000, respectively.
Audit-Related Fees
     The aggregate fees billed by the Company’s independent auditors for audit-related services for the fiscal year ended June 30, 2007 were $1,325. The fees for the year ended June 30, 2007 were for consultation services in connection with SAB 108. The fees for the year ended June 30, 2006 were for the performance of collateral verification procedures for the Federal Home Loan Bank of Cincinnati.
Tax Fees
     No fees were billed to the Company by the Company’s independent auditors for tax services for the fiscal years ended June 30, 2007 and 2006.
All Other Fees
     The aggregate fees billed by the Company’s independent auditors for services not included above were $1,075 and $20,007, respectively, for the fiscal years ended June 30, 2007 and 2006. The fees for the year ended June 30, 2007 were for license renewal for an automated work papers internal auditing software application. The fees for the year ended June 30, 2006 were for consulting services related to various financial and reporting matters and license renewal for an automated work papers internal auditing software application.
Pre-Approval of Services by the Independent Auditor
     The Audit Committee does not have a policy for the pre-approval of non-audit services to be provided by the Company’s independent auditor. Any such services would be considered on a case-by-case basis. All non-audit services provided by the independent auditors in fiscal years 2007 and 2006 were pre-approved by the Audit Committee.

PROPOSAL IV — STOCKHOLDER PROPOSAL TO DECLASSIFY BOARD OF DIRECTORS
     The Company has received notice from Umberto P. Fedeli, P.O. Box 318003, Independence, Ohio 44131, of his intention to present the following resolution for action at the annual meeting. Based on Mr. Fedeli’s Amendment No. 5 to Schedule 13D, filed on September 24, 2007, Mr. Fedeli is the beneficial owner of 338,000 shares of Company common stock. If the proponent, or a representative of the proponent who is qualified under Ohio law to present this proposal, is present and submits the proposal for a vote at the Meeting, the proposal will be voted on by stockholders. The proponent also furnished the supporting statement immediately following the resolution. The affirmative vote of a majority of the votes cast at the Meeting on this proposal is necessary to adopt the proposal. Abstentions and broker no votes will not be counted as votes cast and therefore will have no effect on the outcome of the proposal. Pursuant to federal securities regulations, the proposal and supporting statement are set forth exactly as submitted by the proponent. We are not responsible for the content of any of the material provided by the proponent.
Proponent’s Proposal and Supporting Statement
Resolved: The shareholders of PVF Capital Corp. (Park View) request that the board of directors take the necessary steps, in accordance with applicable Ohio law, to declassify the board of directors so that all directors are elected annually, with the declassification to be carried out in a manner that does not affect the unexpired terms of directors previously elected.
Supporting Statement
The election of directors is the primary avenue for shareholders to influence corporate governance policies and to hold management accountable for its implementation of those policies. I believe that classification of the board of directors, which results in only a portion of the board being elected annually, is not in the best interests of Park View and its shareholders.
Park View’s board of directors is currently divided into two classes, with four directors elected each year to two-year terms. If there were nine or more directors, the board would be divided into three classes and the directors elected for a term of three years. Eliminating this classification system would require each director to stand for election annually and would give shareholders an opportunity to register their views on the performance of the board collectively and each director individually.
Several recent academic studies have found a significant positive relationship between governance practices that empower shareholders (such as declassifying the board) and company value. For example, Harvard Law School’s Lucian A. Bebchuk and Alma Cohen found evidence that staggered boards cause an economically meaningful reduction in the value of a company (“The Costs of Entrenched Boards,” Journal of Financial Economics, 2005). Professor Bebchuk and his colleagues also determined that a staggered board provides no countervailing benefit, such as a higher purchase price premium upon the sale of the company (“The Powerful Antitakeover Force of Staggered Board,” Stanford Law Review, 2002).
Investors increasingly favor requiring annual elections for all directors. Shareholder proposals recommending annual elections received, on average, 66.8% of the vote in the first half of 2006, according to Institutional Shareholder Services (ISS), compared with a 60.5% average in the first half of 2005 (2006 ISS Postseason Report). ISS also found that the prevalence of classified boards among S&P 500 companies fell dramatically in 2006, putting companies with classified boards in the minority.
I regard as unfounded the concern expressed by management of some companies that the annual election of all directors could destabilize the board or leave the company without experienced directors. The directors of most public companies are routinely re-elected every year. In the unlikely event that shareholders do vote to replace a significant number of the board members, such a decision would express enormous dissatisfaction with the incumbent directors and would reflect an urgent need for change. I feel that annually elected directors are equally capable of focusing on the long-term performance of our company and would also be more accountable to Park View’s shareholders.
I urge you to vote FOR this resolution.

Statement in Opposition to Non-Binding Stockholder Proposal
     The Board of Directors is committed to the highest quality corporate governance and regularly examines the Company’s corporate governance practices, including the structure and functioning of the Board of Directors and its committees, in light of the changing environment. The Board of Directors and its Nominating Committee, in consultation with outside counsel, have carefully considered this proposal and the arguments for and against a classified board. The Board of Directors recommends a vote “AGAINST” the proposal based on the following reasons:
Stability, Continuity and Experience
     The Company’s current structure is intended to provide and promote greater stability, continuity and knowledge of the Company’s business affairs and financial strategies. The classified board structure ensures that at any given time half of the directors have prior experience as directors of the Company and are familiar with the Company’s business strategies and operations. Experienced directors are a valuable resource and, with their knowledge about the Company’s business and affairs, are better positioned to make decisions that are in the best interests of the Company and its stockholders. The Board of Directors believes that a declassified Board, which would allow all directors to be replaced in a given year, could risk the loss of core knowledge of the Company, its business and its operations that has been gained by the members of the Board of Directors during their service to the Company and its stockholders. In addition, the Board of Directors believes that a classified Board properly balances the dynamics of recruiting new directors with the need for continuity through experience on the Board. The Board of Directors believes that longer terms will help attract more qualified candidates who are willing to commit the time and dedication necessary to understand the Company, its operations and its competitive environment.
Independence/Long-Term Focus
     The Board of Directors believes that the two-year terms afforded by a classified board enhance the Board’s ability to implement the Company’s long-term strategy and to focus on the Company’s long-term performance. Electing directors to two-year terms enhances the independence of non-management directors by providing them with a longer assured term of office, thereby better insulating them against potential pressure from management, other board members or special interest groups who may have an agenda contrary to the long-term interests of all stockholders. The freedom to focus on the long-term interests of the Company instead of on the renomination process leads to greater independence and better governance.
Accountability to Stockholders
     The current classified board structure does not compromise the directors’ accountability to our stockholders. Every director is required to uphold his or her fiduciary duties to the Company and our stockholders, regardless of whether the director serves a term of one year or two years. In addition, because one-half of the Company’s directors must stand for election each year, the stockholders have an annual opportunity to express any dissatisfaction they may have with the Board of Directors by withholding votes from any director standing for election that year. The Board of Directors notes that the Company’s directors are elected only for two-year terms, which is less than the three-year terms to which directors are elected for many U.S. companies with staggered Boards.
Protection Against Unfair and Abusive Takeover Tactics
     While a classified board is intended to safeguard a company and its stockholders against the efforts of a third party intent on quickly taking control of, and not paying fair value for, the company’s business and assets, a classified board structure does not prevent unsolicited acquisition proposals or prevent a company from being acquired. The classified board structure reduces the threat of imminent removal and provides the Board with time and leverage to evaluate the adequacy and fairness of takeover proposals, to negotiate the best result for all stockholders and to weigh alternative methods of maximizing overall stockholder value.

Effect of Proposal
     Stockholders should be aware that approval of this proposal at the Annual Meeting is not binding and would not eliminate the Company’s classified board structure. Approval of this proposal would only advise our Board that a majority of our stockholders voting at the Meeting favor a change and prefer that the Board take the necessary steps to declassify the Board of Directors. Under the laws of the state of Ohio and the Company’s Articles of Incorporation, the change contemplated by the proposal would require an amendment to the Articles of Incorporation which must first be approved by the Board of Directors, acting in accordance with its fiduciary duties, and then submitted to a vote of the stockholders at a subsequent meeting. Any such amendment would require the affirmative vote at a subsequent meeting of the holders of not less than eighty percent (80%) of the voting power of the Company entitled to vote at a meeting of stockholders called for that purpose; except that any such amendment may be made by the affirmative vote of the holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at a meeting of stockholders if the amendment is first approved by a majority of the Continuing Directors, as defined in Article Fourteenth of the Company’s Articles of Incorporation.
The Board of Directors Recommends a Vote “AGAINST” Proposal IV.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Pursuant to regulations promulgated under the Exchange Act, the Company’s officers, directors and persons who own more than 10% of the outstanding Common Stock (“Reporting Persons”) are required to file reports detailing their ownership and changes of ownership in such Common Stock (collectively, “Reports”), and to furnish the Company with copies of all such Reports. Based solely on its review of the copies of such Reports or written representations that no such Reports were necessary that the Company received during the past fiscal year or with respect to the last fiscal year, management believes that during the fiscal year ended June 30, 2007, all of the Reporting Persons complied with these reporting requirements.
OTHER MATTERS
     The Board of Directors is not aware of any business to come before the Meeting other than those matters described above in this Proxy Statement and matters incident to the conduct of the Meeting. However, if any other matters should properly come before the Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the determination of a majority of the Board of Directors.
MISCELLANEOUS
     The cost of soliciting proxies will be borne by the Company. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Common Stock. In addition to solicitations by mail, directors, officers and regular employees of the Company may solicit proxies personally or by telegraph or telephone without additional compensation. The Company has retained Georgeson Shareholder, a proxy soliciting firm, to assist in the solicitation of proxies, for which they will receive a fee of $6,500.

STOCKHOLDER PROPOSALS
     Under the Company’s Articles of Incorporation, stockholder proposals must be submitted in writing to the Secretary of the Company at the address stated later in this paragraph no less than thirty days nor more than sixty days prior to the date of such meeting; provided, however, that if less than 40 days’ notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, to the Secretary of the Company not later than the close of business on the tenth day following the day on which notice of the meeting was mailed to stockholders. For consideration at the Annual Meeting, a stockholder proposal must be delivered or mailed to the Company’s Secretary no later than January 14, 2008. In order to be eligible for inclusion in the Company’s proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office at 30000 Aurora Road, Solon, Ohio 44139 by a reasonable time before the proxy solicitation for such annual meeting is made. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Exchange Act.
BY ORDER OF THE BOARD OF DIRECTORS
Jeffrey N. Male
Secretary
Solon, Ohio
January 3, 2008

ANNUAL REPORT ON FORM 10-K
     A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2007 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN REQUEST TO: CORPORATE SECRETARY, PVF CAPITAL CORP., 30000 AURORA ROAD, SOLON, OHIO 44139.

APPENDIX A
CHARTER
OF THE
NOMINATING COMMITTEE
OF THE
BOARD OF DIRECTORS OF PVF CAPITAL CORP.
I. AUTHORITY AND COMPOSITION
The Committee is established pursuant to Article II of the Bylaws of PVF Capital Corp. (the “Corporation”). Committee members should be appointed annually by the Board and may be replaced by the Board. None of the Committee members may be an officer of the Corporation. The Committee may appoint a Secretary, who need not be a Director. The Committee Chairman shall be appointed by the Board.
The Committee shall be comprised of at least three (3) members, each of whom shall meet the independence requirements of the Nasdaq and shall meet any other standards of independence as may be prescribed for purposes of any federal securities laws relating to the Committee’s duties and responsibilities.
II. PURPOSE OF THE COMMITTEE
The Committee’s purpose is to assist the Board in identifying qualified individuals to become Board members and in determining the composition of the Board of Directors.
III. RESPONSIBILITIES OF THE COMMITTEE
In furtherance of this purpose, the Committee shall have the following authority and responsibilities:
1.	To lead the search for individuals qualified to become members of the Board of Directors and to select director nominees to be presented for stockholder approval at the annual meeting. The Committee shall select individuals as director nominees who shall have the highest personal and professional integrity, who shall have demonstrated exceptional ability and judgment and who shall be most effective, in conjunction with the other nominees to and existing members of the Board, in collectively serving the long-term interests of the stockholders.

2.	Recommend to the Board persons to be appointed as Directors in the interval between annual meetings of the Corporation’s shareholders;

3.	Review the qualifications and independence of the members of the Board on a regular periodic basis and make any recommendations the Committee members may deem appropriate from time to time concerning any recommended changes in the composition of the Board; and

4.	Establish a policy, if deemed appropriate by the Committee, with regard to the consideration of director candidates recommended by stockholders.

A-1

With respect to the responsibilities listed above, the Committee shall:
1.	Report regularly to the Board on its activities;

2.	Maintain minutes of its meetings and records relating to those meetings and the Committee’s activities;

3.	Form and delegate authority to subcommittees of one or more Committee members when appropriate;

4.	Review and reassess the adequacy of this Charter annually and recommend to the Board any proposed changes to this Charter; and

5.	Annually review the Committee’s own performance.
IV. GENERAL
In performing their responsibilities, Committee members are entitled to rely in good faith on information, opinions, reports or statements prepared or presented by:
1.	One or more officers and employees of the Corporation whom the Committee member reasonably believes to be reliable and competent in the matters presented;

2.	Counsel, independent auditors, or other persons as to matters which the Committee member reasonably believes to be within the professional or expert competence of such person; or

3.	Another committee of the Board as to matters within its designated authority which committee the Committee member reasonably believes to merit confidence.

A-2

APPENDIX B
PVF CAPITAL CORP.
COMPENSATION COMMITTEE CHARTER
GENERAL
The bylaws of PVF CAPITAL CORP. AND/OR ITS SUBSIDIARIES (“Corporation”) authorize the establishment of a Compensation Committee (“Committee”). Each year at its annual organization meeting, the Board of Directors of the Corporation has, pursuant to such authority, designated a Compensation Committee (“Committee”). The purpose, responsibilities and authority, membership guidelines, meeting dates and other formalities and requirements for the Committee are set forth in this statement which is reviewed, amended as necessary and reaffirmed annually by the Board of Directors. This statement may also be amended from time to time between annual organization meetings to accommodate the human resource needs of the Corporation.
PURPOSE
The Committee shall provide assistance to the Board of Directors of the Corporation in overseeing the establishment and the monitoring of various compensation policies of the Corporation and in providing guidance relative to other human resource programs and practices of the Corporation.
Membership Guidelines
The Committee shall consist of at least three (3) outside, independent members of the Board of Directors, as selected by the Board of Directors. Staff support shall be provided by Executive Management of the Corporation, as appropriate.
RESPONSIBILITIES AND AUTHORITY
The Committee shall have the responsibilities and authority to carry out the responsibilities set forth below:
1.	Approving all aspects of compensation for the Chief Executive Officer (“CEO”) of the Corporation.

2.	Annually review and appraise the performance of the CEO.

3.	Reviewing and approving the Corporation’s annual Management Incentive Compensation Plan as well as amendments or changes hereto and awards thereunder. Approving on behalf of the Corporation all aspects of executive level compensation such as compensation guidelines and policies, merit increases, special increases, promotional increases, equity grants, salary ranges and special employment or post employment arrangements. Executive level compensation shall include compensation for positions above the level of Senior Vice President. The following provisions shall apply with respect to the authority of the CEO relative to employee compensation.
a.	The CEO of the Corporation has the authority to approve compensation arrangements for officers and employees whose base salary is $100,000 or below without the approval of the Committee.

b.	However, in emergency situations, the CEO may approve adjustments to the compensation for the individuals occupying any of the positions described in paragraph 3 above, provided that all adjustments are promptly reported to the Chairman of the Committee and reported at the next scheduled meeting of the Committee.

c.	Further, the CEO of the Corporation may make employment offers to officers with a base salary of up to $100,000 without prior approval of the Committee, provided that such offers with a base over $100,000 are reported at the next scheduled meeting of the Committee.
4.	Reviewing and approving an annual evaluation process and compensation structure for the officers of the Corporation.

5.	Determining and granting awards of stock options and restricted shares of the Corporation under the Corporation’s Incentive Stock Option and Deferred Compensation Plan and amending or changing the Plan within the parameters of the Plan and as permitted by law. The CEO of the Corporation shall have the authority to grant stock-related awards with a value not to exceed $25,000 in connection with offers of employment for positions with base salaries up to $100,000 provided that such grants are promptly reported at the next scheduled meeting of the Committee.

6.	Approving any stock ownership guidelines for the CEO of the Corporation, as well as executive officers who directly report to the CEO.

7.	Reviewing amendments or changes to the 401(k) Plan and reviewing the actions of the 401(k) Plan Administrative Committee.

8.	Reviewing amendments and changes to other employee benefit plans of the Corporation including welfare, defined benefit, defined contribution and deferred income plans.

9.	Reviewing other Corporation-wide benefit plans and determining their appropriateness and dimensions.

10.	Approving any salary reduction plan or any other employee stock purchase, savings, pension, profit sharing or similar benefit plan or amendments to such plans, which authority and power shall extend, to the issuance of stock in connection with such plans.

11.	Handling such other matters as may be properly delegated to this Committee by the Board of Directors.

12.	Reassess the adequacy of this Charter annually and recommend any proposed changes to the Board of Directors for approval.

13.	The Committee shall have the sole authority and discretion to retain outside compensation consultants, legal counsel or other independent third-party experts to advise the Committee in discharging its duties and responsibilities.

REQUIREMENTS FOR THE TRANSACTION OF BUSINESS
1.	Regular Meetings — Regular meetings of the Committee may be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors or by the Committee.

2.	Special Meeting, Notice and Waiver of Notice — Special meetings of the Committee may be called by the Chairman of or Secretary to the Committee on one day’s notice to each Committee member. Neither the business to be transacted nor the purpose of such special meeting of the Committee need be specified in the notice of the meeting. Notice given shall be deemed sufficient if given in any fashion authorized in Article 1 Section 5 of the bylaws of the Corporation and notice may be waived as set forth in Article 1 Section 5 of the bylaws of the Corporation.

3.	Quorum Requirement — At all meetings of the Committee a majority of the total number of members shall constitute a quorum for the transaction of business and the act of a majority of the Committee members present at any meeting at which there is a quorum shall be the act of the Committee except as may be otherwise specifically provided for by statute or by the Corporation’s articles of incorporation or bylaws.

4.	Executive Sessions — At all meetings of the Committee an executive session shall be held whereby the members of the Committee will meet without management of the Corporation present.

5.	Consent of Committee Members in Lieu of Meeting — Unless otherwise restricted by the articles of incorporation or by the bylaws of the Corporation, any action required or permitted to be taken at any meeting of the Committee may be taken without a meeting if before or after the action all members of the Committee consent thereto in writing and the writing or writings are filed with the minutes of proceedings of the Committee.

6.	Attendance by Conference Telephone — A member of the Committee may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other. Participating in a meeting in this manner constitutes presence in person at the meeting.
MEETING DATES
The Committee shall meet at such times as are deemed necessary. A meeting agenda shall be prepared by the Vice President of Human Resources of the Corporation in conjunction with the Chairman of the Committee and distributed prior to each meeting. The Vice President of Human Resources or CEO shall act as Secretary of the Committee and shall be responsible for transcribing the minutes of each meeting.
REPORTS TO THE BOARD OF DIRECTORS
The Committee shall keep the Board of Directors informed of matters that come before it and shall advise the Board of Directors of any actions taken by the Committee and developments that the Committee believes should have Board of Directors consideration. The Committee shall keep the regular minutes of its meetings and shall promptly report the same to the Board of Directors of the Corporation that would normally be at the next regularly scheduled meeting thereof.

PVF CAPITAL CORP.
c/o National City Bank
Shareholder Services Operations
Locator 5352
P. O. Box 94509
Cleveland, OH 44101-4509

YOUR VOTE IS IMPORTANT
Regardless of whether you plan to attend the Annual Meeting of
Stockholders, you can be sure your shares are represented at the meeting by promptly returning your proxy in the enclosed envelope.
ê    Please fold and detach card at perforation before mailing.    ê

PVF CAPITAL CORP.
ANNUAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints Gerald A. Fallon, Robert K. Healey and Stuart D. Neidus with full powers of substitution, to act as attorneys and proxies for the undersigned, to vote all shares of common stock of PVF Capital Corp. (the “Company”) which the undersigned is entitled to vote at the Annual Meeting of Stockholders (the “Meeting”), to be held at the Marriott Cleveland East, 26300 Harvard Road, Beachwood, Ohio, on Tuesday, February 5, 2008 at 10:00 a.m., local time, and at any and all adjournments thereof.
Should the undersigned be present and elect to vote at the Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Meeting of the stockholder’s decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect.
The undersigned acknowledges receipt from the Company prior to the execution of this proxy of a Notice of Annual Meeting of Stockholders, a Proxy Statement dated January 3, 2008 and an Annual Report to Stockholders on Form 10-K.

Dated:	, 2008

Signature of stockholder

Signature of stockholder if held jointly.

Please sign exactly as your name appears hereon. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY PROMPTLY IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

ê     Please fold and detach card at perforation before mailing.     ê

PVF CAPITAL CORP.	REVOCABLE PROXY
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE NOMINEES FOR DIRECTOR LISTED BELOW AND FOR THE OTHER PROPOSITIONS STATED. IF ANY OTHER BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN ACCORDANCE WITH THE DETERMINATION OF A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY CONFERS DISCRETIONARY AUTHORITY ON THE HOLDERS THEREOF TO VOTE WITH RESPECT TO THE ELECTION OF ANY PERSON AS DIRECTOR WHERE THE NOMINEE IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE AND MATTERS INCIDENT TO THE CONDUCT OF THE ANNUAL MEETING.
The Board of Directors recommends a vote “FOR” each of the nominees, “FOR” proposals #2 and #3 and “AGAINST” proposal #4.
1.	The election as directors for two-year terms of all nominees listed below. Nominees: Ronald D. Holman, II Stanley T. Jaros John R. Male Raymond J. Negrelli

❑ FOR (except as marked to the contrary below)	❑ VOTE WITHHELD
INSTRUCTION: To withhold your vote for any individual nominee, write that nominee’s name on the line provided below.

2.	Proposal to amend the Company’s First Amended and Restated Code of Regulations to authorize the issuance of uncertificated shares.

❑ FOR	❑ AGAINST	❑ ABSTAIN

(Continued and to be signed on reverse side.)

3.	Proposal to ratify the appointment of Crowe Chizek and Company LLC as independent certified public accountants of the Company for the fiscal year ending June 30, 2008.

❑ FOR	❑ AGAINST	❑ ABSTAIN
4.	Proposal to act on a stockholder proposal, if presented at the Annual Meeting, recommending that the Board of Directors take action to declassify the Company’s Board of Directors.

❑ FOR	❑ AGAINST	❑ ABSTAIN